Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final: For Immediate Release

Investor Contact:

Integrated Corporate Relations

Allison Malkin

(203) 682-8225

Shaun Smolarz

(203) 682-8346

BAKERS FOOTWEAR GROUP ANNOUNCES FOURTH QUARTER FISCAL 2007 NET INCOME OF $7.3 MILLION, INCLUDING A $4.8 MILLION GAIN ON EARLY LEASE TERMINATION

•	Announces First Quarter-To-Date Comparable Store Sales Decline 11.5%
•	Announces Flat Month-To-Date Comparable Store Sales for April 2008

ST. LOUIS, Mo. May 2, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 249 stores, today announced results for the thirteen and fifty-two weeks ended February 2, 2008.

For the Fourth Quarter, the thirteen weeks ended February 2, 2008:

•

Net sales were $54.7 million for the thirteen week period, compared to $61.2 million in the fourteen-week fourth quarter period in fiscal 2006. Comparable store sales for the fourth quarter of fiscal 2007, which compares the thirteen-week period ended February 2, 2008 to the thirteen-week period ended February 3, 2007 decreased 6.8%;

•	Gross Profit was $19.4 million, or 35.4% of net sales, compared to $20.3 million, or 33.1% of net sales for the fourth quarter of fiscal 2006;
•	Net income was $7.3 million, or $1.03 per diluted share including a gain of $4.8 million, or $0.67 per diluted share from the early termination of an operating lease;
•	Income before income taxes was $7.3 million in the fourth quarter of fiscal year 2007. Excluding the lease gain, income before income taxes was $2.6 million, an

11.8% increase from income before income taxes of $2.3 million in the fourth quarter of fiscal 2006; and

•	Inventory at February 2, 2008 was $18.1 million, a decline of 25.1% from $24.1 million in the fourth quarter of fiscal 2006.

First Quarter-to-date sales for fiscal year 2008 declined 11.5% reflecting a 16.1% comparable store sales decrease in February and March offset by a strong rebound in April. Spring deliveries and seasonal weather combined to significantly improve April month-to-date comparable store sales which are flat compared to the same period last year.

“Our fourth quarter results showed significant progress in our turnaround efforts,” stated Peter Edison, Chairman, Chief Executive Officer and President of Bakers Footwear Group. “We successfully reduced costs and inventory compared to the prior year period while transitioning our assortments to better align with our customers’ desires. Following a tough early spring, due to a shift in the Easter holiday compared to last year, significantly lower clearance inventories, a canceled catalog and difficult weather, our business has rebounded beautifully in April. Open-toe footwear, a majority of our business during the spring and summer months is showing strong increases over last year. This bodes well for our business and we are optimistic that our sales results will continue to improve over the next several months.”

For the fiscal year, the fifty-two weeks ended February 2, 2008:

•

Net sales were $186.3 million, compared to $204.8 million for the fifty-three week period ended February 3, 2007. Comparable store sales for fiscal year 2007, which compares the fifty-two week period ended February 2, 2008 to the fifty-two week period ended February 3, 2007, decreased 12.3%. Comparable store sales for fiscal year 2006 decreased 7.1%.

•	Gross profit in fiscal 2007 was $47.5 million, or 25.5% of net sales, compared to $62.2 million, or 30.4% of net sales in fiscal 2006;
•	Operating loss was $15.4 million for fiscal 2007, compared to operating loss of $1.6 million in fiscal 2006;
•

Net loss for fiscal 2007 was $17.7 million, or $2.70 per share, including a gain of $4.8 million, or $0.73 per share related to the early termination of a lease. This compares to net loss of $1.5 million, or $0.24 per share in fiscal 2006.

The Company’s Annual Report on Form 10-K, issued today, discloses in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout 2008. The Company’s bankers and lenders have expressed support for the Company, its business, liquidity, and its management.

Jaime Ward, Managing Director, Bank of America Retail Finance stated “We have been bankers to Bakers Footwear Group for eight years. We have a great deal of confidence in the management of Bakers. As always, they have presented us with a business plan which shows adequate liquidity to operate for the year.”

“We are confident in management and supportive of their goals,” said Andrew Shayne, Chief Investment Officer, PEM Group. “We believe that their business plan displays more than adequate liquidity for their current fiscal year ending January 31, 2009.”

Mr. Edison continued, “We believe firmly that we have a business plan with more than enough liquidity to operate, adequate ability to meet our debt covenants, favorable fashion trends developing, and contingency plans in place to support our business should unforeseen shortfalls occur.”

Announcement of Information in Compliance with NASDAQ Rules

Pursuant to Nasdaq Marketplace Rule 4350(b)(1)(B), the Company also announced that, despite its strong disagreement, and despite the improvement in the Company’s fourth quarter fiscal 2007 results and the rebound in April 2008 month-to-date sales, the Company’s independent registered public accounting firm issued an audit report on the Company’s fiscal 2007 financial statements which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about whether the Company can continue as a going concern. This report has been filed as part of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission.

“Although we are disappointed with our auditors’ report filed in our Form 10-K, we understand that their professional standards limit their ability to assume future improvements in historical sales trends. We strongly and respectfully disagree with this view of our potential future improvement. We foresee sales trends continuing to improve from April, which itself had a 18% month-to-date improvement in comparable store sales compared to March. We look forward to updating you on our progress in the near term.”

Store Opening Plans

During fiscal 2008 the Company expects to open two new stores with one of these stores opening in the first half of the year

Annual Meeting

The Company also announced that its 2008 Annual Meeting of Stockholders will be held on Tuesday, June 17, 2008, at 11:00 a.m., at the Marriott Residence Inn, Meeting Room 3, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2007 results on Monday, May 5, 2008 at 9:00 a.m.. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00004F93. A replay of this call will be available until May 12, 2008 and can be accessed by dialing (877) 660-6853 and referencing account number 3055 and entering confirmation number 283199. The web-cast will remain available until June 5, 2008 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide under its Bakers and Wild Pair formats. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, INABILITY TO SATISFY DEBT COVENANTS, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended February 2, 2008	Fourteen Weeks Ended February 3, 2007	Fifty-two Weeks Ended February 2, 2008	Fifty-three Weeks Ended February 3, 2007
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$54,746	$61,211	$186,280	$204,753
Cost of merchandise sold, occupancy, and buying expenses	35,358	40,940	138,819	142,551
Gross profit	19,388	20,271	47,461	62,202

Operating expenses
Selling	12,180	13,168	46,513	45,221
General and administrative	4,198	4,324	17,902	18,208
(Gain) loss on disposal of property and equipment	(4,761)	34	(4,698)	278
Impairment of long-lived assets	—	55	3,131	55
Operating income (loss)	7,771	2,690	(15,387)	(1,560)

Interest expense	(430)	(388)	(1,694)	(1,005)
Other income, net	6	11	115	112
Income (loss) before income taxes	7,347	2,313	(16,966)	(2,453)

Income tax expense (benefit)	—	896	691	(910)

Net income (loss)	$7,347	$1,417	$(17,657)	$(1,543)
Basic income (loss) per share	$1.10	$0.22	$(2.70)	$(0.24)
Diluted income (loss) per share	$1.03	$0.21	$(2.70)	$(0.24)

Weighted average shares outstanding
Basic	6,656	6,493	6,541	6,454
Diluted	7,107	6,645	6,541	6,454

Cash Flow Data
Cash provided by (used in) operating activities			$(1,977)	$2,428
Cash provided by (used in) investing activities			254	(20,233)
Cash provided by financing activities			1,476	14,287
Net decrease in cash			(248)	(3,518)

Supplemental Data
Comparable store sales decrease	(6.8)%	(13.8)%	(12.3)%	(7.1%)
Gross profit percentage	35.4%	33.1%	25.5%	30.4%
Number of stores at end of period			249	257

Bakers Footwear Group, Inc. Balance Sheet Data	February 2, 2008	February 3, 2007
(in thousands)	Unaudited	Unaudited
Cash	$160	$407
Accounts receivable	1,375	2,493
Inventories	18,062	24,102
Other current assets	2,685	3,807
Current assets	22,282	30,809
Property and equipment, net	43,811	51,021
Other assets	1,466	1,328
	$67,559	$83,158

Accounts payable	$7,082	$8,134
Revolving credit facility	11,184	13,099
Other current liabilities	11,082	11,285
Current liabilities	29,348	32,518
Noncurrent liabilities	14,171	9,473
Shareholders’ equity	24,040	41,167
	$67,559	$83,158